Exhibit 99.1

Armstrong World Industries Reports First Quarter 2012 Results

Key Highlights

•	Operating income of $41.6 million, down 20% over the 2011 period

•	Adjusted EBITDA of $82 million, down 11% over the 2011 period

•	Management announces closure of idled Mobile, AL Building Products facility

•	Special dividend of $8.55 per share partially funded by incremental borrowing of $250 million under existing credit facility

LANCASTER, Pa., April 30, 2012 /PRNewswire via COMTEX/ —Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors, ceilings, and cabinets, today reported first quarter 2012 results.

First Quarter Results

(Amounts in millions except per share data)	Three Months Ended March 31,
	2012	2011	Change
Net sales	$668.0	$685.2	(2.5)%
Operating income	41.6	52.1	(20.2)%
Net income	18.2	13.5	34.8%
Diluted earnings per share	$0.31	$0.23	34.8%

Consolidated net sales decreased as improved pricing and favorable product mix were unable to offset volume declines. Volumes declined across all businesses and geographies, particularly in Europe.

The decline in operating income was driven by lower volumes and input cost inflation, a lower pension credit, and lower earnings from the WAVE joint venture, which were only partially offset by favorable price and reduced SG&A expense. Input cost inflation increased by approximately $7 million versus first quarter 2011, driven by an array of items. First quarter 2012 operating income was also impacted by approximately $15 million of accelerated depreciation and impairment charges associated with the closure of the previously idled Mobile, AL Building Products facility. Net income increased primarily due to lower income tax expense when compared to the prior year.

“First quarter sales came in slightly below our expectations due primarily to weaker demand in North American commercial markets late in the quarter and temporary service issues in our Wood business,” said Matt Espe, President and CEO. “Despite soft sales we delivered adjusted EBITDA of $82 million, which was in the middle of our guidance range. End-market demand recovery remains spotty and inconsistent in some markets, especially Europe. We do, however, continue to feel good about our opportunity in residential markets, especially for residential renovation activity as improving consumer confidence drives demand in the second half of 2012.”

(Non-GAAP) Financial Metrics*

(Amounts in millions except per share data)	Three Months Ended March 31,
	2012	2011	Change
Adjusted operating income	$57	$66	(14)%
Adjusted net income	28	30	(7)%

Adjusted diluted earnings per share	$0.47	$0.51	(7)%
Free cash flow	$(50)	$(44)	(14)%

(Amounts in millions except per share data)	Three Months Ended March 31,
	2012	2011	Change
Adjusted EBITDA
Building Products	$71	$81	(13)%
Resilient Flooring	19	15	30%
Wood Flooring	5	5	(9)%
Cabinets	(1)	—	Unfavorable
Unallocated Corporate	(12)	(8)	(41)%

Consolidated Adjusted EBITDA	$82	$93	(11)%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income and adjusted EBITDA exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses related to discrete unusual items. Adjusted figures are reconciled to the most comparable GAAP measures in tables at the end of this release.

Declines in adjusted operating income and EBITDA were driven by lower volumes and input cost inflation, a lower pension credit, and lower earnings from WAVE, which were only partially offset by favorable price and reduced manufacturing and SG&A expense. Adjusted net income and earnings per share also benefited from a reduction in the expected rate from 42% to 40%. The reduction in free cash flow was primarily due to increases in capital expenditures partially offset by higher after tax cash earnings.

Significant Q1 2012 actions

•

Declared a special cash dividend of $8.55 per share (approximately $500 million), which was partially funded by an additional $250 million of borrowing through an expansion of the existing credit facility. The dividend was paid on April 10, 2012 to shareholders of record as of April 3, 2012. Credit ratings were reaffirmed after the payment of the special dividend.

•	Entered into interest rate swaps with notional amounts of $250 million in order to fix a portion of interest rate expense in connection with the expansion of the credit facility.

•	Completed construction of the West Virginia mineral wool plant.

•	Announced the closure of the previously idled Mobile, AL Building Products facility.

First Quarter Segment Highlights

Building Products

	Three Months Ended March 31,
	2012	2011	Change
Total segment net sales	$303.1	$306.9	(1.2)%
Operating income	$43.3	$61.5	(29.6)%

Net sales decreased as favorable pricing and mix only partially offset volume declines in all geographies. Operating income decreased as the first quarter of 2012 was impacted by approximately $15 million of accelerated depreciation and impairment charges associated with the closure of the previously idled Mobile, AL facility and approximately $4 million of previously announced costs associated with the end of the lockout at the Marietta, PA plant. Price improvements and reductions in SG&A expenses were unable to offset lower volumes, lower earnings from WAVE, and the costs described above.

Resilient Flooring

	Three Months Ended March 31,
	2012	2011	Change
Total segment net sales	$227.3	$234.7	(3.2)%
Operating income (loss)	$10.7	$(1.3)	Favorable

Net sales decreased as favorable mix was unable to offset volume declines across all geographies.

Operating income increased as reduced manufacturing costs and SG&A expenses more than offset the impact of lower volumes and raw material inflation. The 2011 operating loss included approximately $8.2 million of charges in the European Resilient flooring business related to severance and restructuring related activities.

Wood Flooring

	Three Months Ended March 31,
	2012	2011	Change
Total segment net sales	$105.6	$111.0	(4.9)%
Operating income	$2.5	$3.5	(28.6)%

Net sales decreased as volumes, price and mix were unfavorable compared to the prior year. Lower sales to Big Box customers were only partially offset by higher sales to independent retail customers. Shipments were negatively impacted as orders outpaced production capacity. To address the shipment backlog, we are adding back additional crewing and staffing at three plants. If not for capacity constraints, sales year on year would have improved. Operating income decreased primarily due to the margin impact of lower volumes.

Cabinets

	Three Months Ended March 31,
	2012	2011	Change
Total segment net sales	$32.0	$32.6	(1.8)%
Operating (loss)	$(1.1)	$(0.8)	(37.5)%

Net sales decreased as mix improvements only partially offset volume declines. Operating loss increased as higher input costs and lower volumes were only partially offset by favorable mix.

Corporate

Unallocated corporate expense of $13.8 million in the first quarter of 2012 increased from $10.8 million in the prior year primarily due to a $3.5 million lower pension credit.

Market Outlook and Guidance

“We are reaffirming our full year sales guidance of $2.9 to $3.0 billion, and now expect to be at the lower end of that range,” said Tom Mangas, Senior Vice President and CFO. “We are also reaffirming our EBITDA guidance of $420 to $460 million, which we expect to achieve even if sales are at the lower end of our full year guidance. Second quarter sales and EBITDA are expected to be in the range of $740 to $780 million and $105 to $125 million, respectively.”

Additional forward looking non-GAAP metrics are available in the earnings call and investor presentations available on the web site at http://www.armstrong.com/ under the Investor Relations tab.

Earnings Webcast

Management will conduct a discussion for shareholders during a live Internet broadcast beginning at 1:00 p.m. Eastern time today. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com. and click “For Investors”. The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance and in other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our recent reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. Forward- looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended March 31, 2012 that will be filed with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors, ceilings and cabinets. In 2011, Armstrong’s consolidated net sales totaled approximately $2.9 billion. As of March 31, 2012, Armstrong operated 32 plants in eight countries and had approximately 9,100 employees worldwide. For more information, visit http://www.armstrong.com/.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions, except for per-share amounts)

Unaudited

	Three Months Ended March 31,	Three Months Ended March 31,
	2012	2011
Net sales	$668.0	$685.2
Cost of goods sold	523.2	524.5
Selling, general and administrative expenses	116.6	120.1
Restructuring charges, net	0.2	4.9
Equity (earnings) from joint venture	(13.6)	(16.4)

Operating income	41.6	52.1

Interest expense	11.2	14.8
Other non-operating expense	—	0.3
Other non-operating (income)	(0.8)	(0.6)

Earnings before income taxes	31.2	37.6
Income tax expense	13.0	24.1

Net income	$18.2	$13.5

Other comprehensive income, net of tax
Foreign currency translation adjustments	5.3	11.4
Derivative (loss) gain	(2.3)	1.1
Pension and postretirement adjustments	2.4	3.3

Total other comprehensive income	5.4	15.8

Total comprehensive income	$23.6	$29.3

Earnings per share of common stock:
Basic	$0.31	$0.23
Diluted	$0.31	$0.23

Average number of common shares outstanding:
Basic	58.6	58.1
Diluted	59.1	58.8

Dividends declared per common share	$8.55	$—

SEGMENT RESULTS

Armstrong World Industries, Inc., and Subsidiaries

(amounts in millions)

Unaudited

	Three Months Ended March 31,
Net sales	2012	2011
Building Products	$303.1	$306.9
Resilient Flooring	227.3	234.7
Wood Flooring	105.6	111.0
Cabinets	32.0	32.6

Total net sales	$668.0	$685.2

	Three Months Ended March 31,
Operating income (loss)	2012	2011
Building Products	$43.3	$61.5
Resilient Flooring	10.7	(1.3)
Wood Flooring	2.5	3.5
Cabinets	(1.1)	(0.8)
Unallocated Corporate (expense)	(13.8)	(10.8)

Total Operating income	$41.6	$52.1

Selected Balance Sheet Information

(amounts in millions)

	(Unaudited) March 31, 2012	December 31, 2011
Assets
Current assets	$1,468.3	$1,209.3
Property, plant and equipment, net	906.9	902.9
Other noncurrent assets	886.9	882.5

Total assets	$3,262.1	$2,994.7

Liabilities and shareholders’ equity
Current liabilities	$890.6	$386.1
Noncurrent liabilities	1,714.5	1,478.4
Equity	657.0	1,130.2

Total liabilities and shareholders’ equity	$3,262.1	$2,994.7

Selected Cash Flow Information

(amounts in millions)

Unaudited

	Three Months Ended March 31,
	2012	2011
Net income	$18.2	$13.5
Other adjustments to reconcile net income to net cash used for operating activities	30.9	30.9
Changes in operating assets and liabilities, net	(82.2)	(80.5)

Net cash (used for) operating activities	(33.1)	(36.1)
Net cash (used for) investing activities	(15.5)	(7.8)
Net cash provided by (used for) financing activities	249.6	(32.9)

Effect of exchange rate changes on cash and cash equivalents	1.7	5.4

Net increase (decrease) in cash and cash equivalents	202.7	(71.4)
Cash and cash equivalents, beginning of period	480.6	315.8

Cash and cash equivalents, end of period	$683.3	$244.4

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, and certain other gains and losses. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$82	$93
D&A/Fx*	(25)	(27)
Operating Income, Adjusted	$57	$66
Cost reduction initiatives expense	11	10
Restructuring	—	5
Impairment	5	—
Foreign exchange impact	(1)	(1)

Operating Income, Reported	$42	$52

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $34 million for the three months ended March 31, 2012 and $32 million for the three months ended March 31, 2011.

BUILDING PRODUCTS	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$71	$81
D&A/Fx	(13)	(13)
Operating Income, Adjusted	$58	$68
Cost reduction initiatives expense	10	5
Restructuring	—	2
Impairment	5	—
Foreign exchange impact	—	(1)

Operating Income, Reported	$43	$62

RESILIENT FLOORING	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$19	$15
D&A/Fx	(7)	(8)
Operating Income, Adjusted	$12	$7
Cost reduction initiatives expense	1	6
Restructuring	—	3
Foreign exchange impact	—	(1)

Operating Income (Loss), Reported	$11	$(1)

WOOD FLOORING	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$5	$5
D&A/Fx	(3)	(2)
Operating Income, Adjusted	$2	$3
Foreign exchange impact	—	—

Operating Income, Reported	$2	$3

CABINETS	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$(1)	$—
D&A/Fx	—	(1)
Operating (Loss), Adjusted	$(1)	$(1)
Foreign exchange impact	—	—

Operating (Loss), Reported	$(1)	$(1)

UNALLOCATED CORPORATE	Three Months Ended March 31,
	2012	2011
Adjusted EBITDA	$(12)	$(8)
D&A/Fx	(2)	(3)
Operating (Loss), Adjusted	$(14)	$(11)
Cost reduction initiatives expense	—	(1)
Foreign exchange impact	(1)	1

Operating (Loss), Reported	$(13)	$(11)

	Three Months Ended
CONSOLIDATED	March 31, 2012		March 31, 2011
	Total	Per Share	Total	Per Share
Adjusted EBITDA	$82		$93

D&A as reported	(34)		(32)
Accelerated Deprecation	9		5

Operating Income, Adjusted	$57		$66
Other non-operating (expense)	(10)		(14)

Earnings Before Taxes, Adjusted	47		52

Adjusted tax (expense) @ 40% for 2012 and 42% for 2011	(19)		(22)

Net Earnings, Adjusted	$28	$0.47	$30	$0.51

Pre-tax adjustment items	(15)		(14)
Reversal of adjusted tax expense @ 40% for 2012 and 42% for 2011	19		22
Ordinary tax	(10)		(19)
Unbenefitted foreign losses	(4)		(5)
Federal Medicare Subsidy Adjustment	—		—

Net Earnings, Reported	$18	$0.31	$14	$0.23

CASH FLOW	Three Months Ended March 31,
Free Cash Flow	2012	2011
Net Cash From Operations	$(33)	$(36)
Less: net cash provided by (used for) investing	(16)	(8)
Add back (subtract) adjustments to reconcile to free cash flow
Restricted Cash	(1)	—

Free Cash Flow	$(50)	$(44)